Exhibit 99.1

Vision-Sciences Announces Purchase Agreement for up to $15 million with Lincoln Park Capital Fund, LLC

Includes Initial Investment of $1 million

Orangeburg, NY – April 27, 2012– Vision-Sciences, Inc. (NASDAQ: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today announced that it has entered into a purchase agreement with Lincoln Park Capital Fund, LLC (LPC), a Chicago-based institutional investor, for the sale of up to a total of $15 million of its common stock.

The purchase agreement commits LPC to purchase up to $15 million of Vision-Sciences’ common stock, from time to time, over a 36-month period, subject to specified limitations, including an initial investment of $1 million.  We will issue to LPC additional common shares as consideration for entering into this agreement.  The transaction may be increased by up to an additional $6 million, subject to the Company’s market capitalization increasing as described in the agreement, for a total aggregate of $21 million.  The securities under this agreement are offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement and included base prospectus.

Under the agreement, there are no upper limits to the price LPC may pay to purchase Vision-Sciences’ common stock.  LPC has no right to require any sales by Vision-Sciences, but is obligated under the agreement to purchase the Company’s common stock, as Vision-Sciences directs in its sole discretion as provided in the agreement.  Vision-Sciences may terminate the agreement at any time, without cost or penalty.  The pricing of any sale of Vision-Sciences’ common stock to LPC will be fixed pursuant to a formula based upon market prices of the Company’s common stock preceding the notice to LPC without any fixed discount.  Vision-Sciences will therefore know on the date it elects to sell stock to LPC the price per share that LPC will be required to pay.

A more detailed description of the purchase agreement with LPC is set forth in Vision-Sciences’ current report on Form 8-K filed with the SEC on the date of this press release.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Forward Looking Statements

Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements. Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

About Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets products for endoscopy – the science of using an instrument, known as an endoscope, to provide minimally invasive access to areas not readily available to the human eye.  Vision-Sciences’ unique flexible endoscopic products utilize a streamlined visualization system and proprietary sterile disposable sheaths, known as EndoSheath technology, to provide users quick, efficient endoscope turnover while ensuring enhanced patient safety through the use of sterile, single-use technology.  Within its medical segment, Vision-Sciences targets five main areas for its fiber and video endoscopes and EndoSheath technology:  ENT (ear, nose and throat), urology, gastroenterology (GI), pulmonology and spine.  Vision-Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System®. Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision-Sciences, Inc. Katherine Wolf CFO & EVP, Corporate Development 845.365.0600 invest@visionsciences.com